                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                                 FOILMARK, INC.

                                       AT

                              $6.36 NET PER SHARE

                                       BY

                            DUDLEY ACQUISITION INC.

                          A WHOLLY OWNED SUBSIDIARY OF
                            ILLINOIS TOOL WORKS INC.

--------------------------------------------------------------------------------
    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
   CITY TIME, ON THURSDAY, MAY 17, 2001 UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

    THIS OFFER IS BEING MADE PURSUANT TO THE AGREEMENT AND PLAN OF MERGER, DATED AS OF APRIL 10, 2001 (THE "MERGER AGREEMENT"), BY AND AMONG ILLINOIS TOOL
WORKS INC. ("PARENT"), DUDLEY ACQUISITION INC. ("SUB") AND FOILMARK, INC. (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT, THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN) AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES OF COMMON STOCK OF THE COMPANY (THE "SHARES") PURSUANT TO THE OFFER.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SHARES REPRESENTING AT LEAST A MAJORITY OF THE TOTAL OUTSTANDING VOTING SECURITIES OF THE COMPANY ON A FULLY-DILUTED BASIS AFTER GIVING EFFECT TO THE EXERCISE, CONVERSION OR TERMINATION OF ALL OPTIONS, WARRANTS, RIGHTS AND SECURITIES EXERCISABLE OR CONVERTIBLE INTO SUCH VOTING SECURITIES (THE "MINIMUM TENDER CONDITION") AND (2) THE APPLICABLE WAITING PERIOD (AND ANY EXTENSION THEREOF) UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT") SHALL HAVE TERMINATED OR EXPIRED AND ANY CONSENTS, APPROVALS AND FILINGS UNDER ANY FOREIGN ANTITRUST LAW, THE ABSENCE OF WHICH WOULD PROHIBIT THE PURCHASE OF ALL SHARES TENDERED PURSUANT TO THE OFFER, SHALL HAVE BEEN OBTAINED OR MADE PRIOR TO THE ACCEPTANCE OF SHARES PURSUANT TO THE OFFER.

                                   IMPORTANT

    ANY STOCKHOLDER WISHING TO TENDER ALL OR ANY PORTION OF SUCH STOCKHOLDER'S SHARES IN THE OFFER SHOULD EITHER: (1) COMPLETE AND SIGN THE LETTER OF TRANSMITTAL IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL AND MAIL OR DELIVER THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY (AS DEFINED HEREIN) TOGETHER WITH CERTIFICATES REPRESENTING THE SHARES TENDERED; (2) FOLLOW THE PROCEDURE FOR BOOK-ENTRY TRANSFER SET FORTH IN
SECTION 3 OF THIS OFFER TO PURCHASE ENTITLED "PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES;" OR (3) REQUEST SUCH STOCKHOLDER'S BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE TRANSACTION FOR THE STOCKHOLDER. A STOCKHOLDER HAVING SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY, OR OTHER NOMINEE MUST CONTACT SUCH PERSON IF THEY DESIRE TO TENDER SUCH SHARES.

    ANY STOCKHOLDER WHO WISHES TO TENDER SHARES AND CANNOT DELIVER CERTIFICATES REPRESENTING SUCH SHARES AND ALL OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY ON OR PRIOR TO THE DATE ON WHICH THE OFFER EXPIRES OR WHO CANNOT COMPLY WITH THE PROCEDURES FOR BOOK-ENTRY TRANSFER ON A TIMELY BASIS MAY TENDER SUCH SHARES PURSUANT TO THE GUARANTEED DELIVERY PROCEDURE SET FORTH IN SECTION 3 OF THIS OFFER TO PURCHASE ENTITLED "PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES."

    QUESTIONS AND REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT AT THE ADDRESS AND TELEPHONE NUMBER SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE. ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL, THE NOTICE OF GUARANTEED DELIVERY AND OTHER RELATED MATERIALS MAY BE OBTAINED FROM THE INFORMATION AGENT. STOCKHOLDERS MAY ALSO CONTACT THEIR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE.

April 20, 2001.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                      --------
1.                      Terms of the Offer..........................................      3
2.                      Acceptance of Payment and Payment for Shares................      4
3.                      Procedures for Accepting the Offer and Tendering Shares.....      6
4.                      Withdrawal Rights...........................................      8
5.                      Material United States Federal Income Tax Considerations....      9
6.                      Price Range of Shares.......................................     10
7.                      Certain Information Concerning the Company..................     11
8.                      Certain Information Concerning Parent and Sub...............     11
9.                      Source and Amount of Funds..................................     12
10.                     Background of the Offer; Past Contacts or Negotiations with
                        the Company.................................................     13
11.                     The Merger Agreement; Other Arrangements....................     14
12.                     Purpose of the Offer; Plans for the Company.................     22
13.                     Certain Effects of the Offer................................     22
14.                     Dividends and Distributions.................................     23
15.                     Certain Conditions of the Offer.............................     24
16.                     Certain Legal Matters; Regulatory Approvals.................     25
17.                     Appraisal Rights............................................     27
18.                     Fees and Expenses...........................................     30
19.                     Miscellaneous...............................................     30
SCHEDULE I: DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND SUB......................     32
1.                      Directors and Executive Officers of Parent..................     32
2.                      Directors and Executive Officers of Sub.....................     34
SCHEDULE II: SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW....................     36

                                    SUMMARY

    The following is a summary of some of the key terms of this offer to purchase all of the outstanding common stock of Foilmark, Inc., a Delaware corporation, for $6.36 per share in cash. We urge you to read carefully the remainder of this offer to purchase and the accompanying letter of transmittal because the information in this Summary is not complete. Additional important information is contained in the remainder of this offer to purchase and the letter of transmittal.

-  THE SUB.

    The Sub referred to in this offer to purchase is Dudley Acquisition Inc., a Delaware corporation formed for the purpose of making this tender offer and the merger described herein. Dudley Acquisition is a wholly owned subsidiary of Illinois Tool Works Inc., a Delaware corporation. See Section 8 of this offer to purchase--"Certain Information Concerning Parent and Sub."

-  CLASS AND AMOUNT OF SHARES SOUGHT.

    We are seeking to purchase all of the outstanding shares of Foilmark common stock. See "Introduction" and Section 1 of this offer to purchase--"Terms of the Offer."

-  OFFER PRICES; FEES AND COMMISSIONS.

    We are offering to pay $6.36 per share, net to you in cash, less any required withholding of taxes and without the payment of interest. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. We will not be obligated to pay for or reimburse you for such broker or nominee charges. See the "Introduction" to this offer to purchase. In addition, if you do not complete and sign the Substitute Form W-9 included in the letter of transmittal, you may be subject to required backup federal income tax withholding. See Instruction 9 to the letter of transmittal.

-  SOURCE OF FUNDS.

    Dudley Acquisition will be provided funds of up to approximately
$55 million by its parent company, Illinois Tool Works, for the purchase of shares in the offer. This offer is not conditioned on any financing arrangements. See Section 9 of this offer to purchase--"Source and Amount of Funds." Illinois Tool Works expects to obtain such funds from cash on hand and its other working capital sources. See Section 8 of this offer to purchase--"Certain Information Concerning Parent and Sub."

-  TIME FOR ACCEPTANCE.

    You will have until 12:00 midnight, New York City time, on Thursday, May 17, 2001, to tender your shares in the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this offer to purchase. See Sections 1 and 3 of this offer to purchase--"Terms of the Offer" and "Procedures for Accepting the Offer and Tendering Shares."

-  EXTENSION OF THE OFFER.

    Subject to the terms of the merger agreement, we can extend the offer. We have agreed in the merger agreement that we can extend the offer without Foilmark's consent for up to 45 days if on the initial expiration date any of the conditions to our offer are not satisfied or waived. We may also extend the offer for any period required by the United States securities laws or the SEC or if the waiting period under the Hart-Scott-Rodino Act has not terminated or expired.

    We may, if all conditions to the offer have been satisfied or waived but the number of shares tendered in the offer is less than 90% of the fully diluted shares outstanding, provide a "subsequent offering period" for the offer. A subsequent offering period will be an additional period of time not to exceed twenty business days, beginning after we have purchased shares tendered during the offer, during which shareholders may tender, but not withdraw, their shares and receive the offer consideration. See Section 1 of this offer to purchase--"Terms of the Offer."

-  NOTIFICATION OF EXTENSIONS.

    We will make a public announcement if we extend the offer, and we will inform American Stock Transfer & Trust Company, the depositary for the offer, of the extension by not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See
Section 1 of this offer to purchase--"Terms of the Offer."

-  SIGNIFICANT CONDITIONS TO THE OFFER.

    We are not obligated to purchase any tendered shares if the total number of shares validly tendered and not withdrawn is less than a majority of the total outstanding number of shares of Foilmark voting stock on a fully-diluted basis. We are not obligated to purchase shares that are validly tendered if there is a material adverse change in Foilmark's business. The offer is also subject to a number of other conditions including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or a similar provision of any foreign antitrust law. See Sections 1 and 15 of this offer to purchase--"Terms of the Offer," and "Certain Conditions of the Offer."

-  METHOD OF TENDER.

    To tender shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal, to American Stock Transfer & Trust Company, the depositary for the offer, not later than the time the tender offer expires. If your shares are held in street name, the shares can be tendered by your nominee through the depositary. If you cannot deliver everything that is required by the depositary by the expiration of the offer, you may get a little extra time to do so by having a broker, a bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or other eligible institution, guarantee that the missing items will be received by the depositary within three National Association of Securities Dealers Automated Quotation System trading days. However, the depositary must receive the missing items within that three trading day period. See Section 3 of this offer to purchase--"Procedures for Accepting the Offer and Tendering Shares."

-  TIME OF PAYMENT.

    If all of the conditions of the offer are satisfied or waived and your shares are accepted for payment, we will pay you promptly after the expiration of the offer. See Section 2 of this offer to purchase--"Acceptance of Payment and Payment for Shares."

-  WITHDRAWAL OF TENDERED SHARES.

    You can withdraw previously tendered shares at any time until the offer has expired and, if we have not agreed to accept your shares for payment by June 19, 2001, you can withdraw them at any time after such time until we accept the shares for payment. This right to withdraw does not apply to any subsequent offering period. See Section 4 of this offer to purchase--"Withdrawal Rights."

    To withdraw previously tendered shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. If you tendered by giving instructions to a broker or nominee, you must instruct the broker or nominee to arrange for the withdrawal of your shares. See Sections 1 and 4 of this offer to purchase--"Terms of the Offer" and "Withdrawal Rights."

-  BOARD OF DIRECTORS RECOMMENDATION.

    The offer is being made pursuant to an agreement and plan of merger dated as of April 10, 2001 among Foilmark, Illinois Tool Works and Dudley Acquisition. The Board of Directors of Foilmark has approved and declared advisable the merger agreement, the offer, the merger and the other transactions contemplated by the merger agreement. The Board of Directors of Foilmark recommends that its stockholders accept the offer and tender their shares. See Section 10 of this offer to purchase--"Background of the Offer; Past Contacts or Negotiations with the Company."

-  MERGER AFTER TENDER OFFER.

    If we purchase at least a majority of the total outstanding number of shares of Foilmark common stock on a fully-diluted basis in the offer, and all other applicable conditions are met, Dudley Acquisition will be merged with Foilmark and all remaining stockholders (other than stockholders who have properly perfected appraisal rights under Delaware state law) will receive the same price per share paid in the offer. See "Introduction" and Section 12 of this offer to purchase--"Purpose of the Offer; Plans for the Company."

-  APPRAISAL RIGHTS.

    No appraisal rights are available in connection with the offer. After the offer, appraisal rights will be available to holders of shares who do not vote in favor of the merger if a stockholder vote is required, subject to and in accordance with Delaware state law. A holder of shares must properly perfect its right to seek an appraisal under Delaware state law in connection with the merger in order to exercise the appraisal rights provided under Delaware state law. See Section 17 of this offer to purchase--"Appraisal Rights."

-  MARKET FOR SHARES AFTER THE OFFER.

    If we purchase all of the tendered shares and the merger takes place, there will no longer be a trading market for the shares. Even if the merger does not take place, if we purchase all of the tendered shares:

    - there may be so few remaining stockholders and publicly held shares that the shares will no longer be eligible to be traded through the National Association of Securities Dealers Automated Quotation System;

    - there may not be any public trading market for the shares or, even if there is a public market for the shares, the shares may be very thinly traded and your ability to buy or sell shares may be very limited; and

    - Foilmark may cease to make quarterly reports, annual reports and other disclosures with SEC or otherwise cease being required to comply with the SEC's rules relating to publicly held companies. See Section 13 of this offer to purchase--"Certain Effects of the Offer."

-  TAXES

    In general, the receipt of cash by you pursuant to the offer or the merger will constitute a taxable transaction for United States federal income tax purposes. For United States federal income tax purposes, by tendering shares you generally would recognize gain or loss in an amount equal to the difference between the cash received by you pursuant to the offer or merger and your tax basis in the shares. In addition, under the United States federal income tax laws, the payments made by the depositary to you pursuant to the offer or merger may, under certain circumstances, be subject to backup withholding at a rate of 31%. To avoid backup withholding with respect to payments made pursuant to the offer or merger, you must provide the depositary with proof of an applicable exemption from backup withholding or a correct taxpayer identification number, and you must otherwise comply with the applicable requirements of the backup withholding rules. See Section 5 of this offer to purchase "Material United States Federal Income Tax Considerations."

-  RETURN OF TENDERED SHARES.

    If any of the shares you tender are not accepted for purchase for any reason, certificates representing such shares will be returned to you or to the person you specify in your tendering documents. See Section 2 of this offer to purchase--"Acceptance of Payment and Payment for Shares."

-  RECENT MARKET PRICES.

    On April 10, 2001, the last trading day before Illinois Tool Works and Foilmark announced that they had signed the merger agreement, the last sale price of the shares reported on the National Association of Securities Dealers Automated Quotation System was $3.50 per share. On April 19, 2001, the last trading day before Dudley Acquisition commenced the offer, the last sale price of the shares reported on the National Association of Securities Dealers Automated Quotation System was $6.27 per share. We advise you to obtain a recent quotation for shares of Foilmark in deciding whether to tender your shares. See
Section 6 of this offer to purchase--"Price Range of Shares."

-  QUESTIONS AND INFORMATION.

    You can call MacKenzie Partners, Inc. at (800) 322-2885 (toll free). MacKenzie Partners is acting as the information agent for our tender offer. See the back cover page of this offer to purchase.

To: THE HOLDERS OF COMMON STOCK
    OF FOILMARK, INC.:

                                  INTRODUCTION

    Dudley Acquisition Inc., a Delaware corporation ("Sub") and a wholly owned subsidiary of Illinois Tool Works Inc., a Delaware corporation ("Parent"), hereby offers to purchase all of the outstanding shares of common stock, par value $.01 per Share (the "Shares") of Foilmark, Inc., a Delaware corporation (the "Company"), at a purchase price of $6.36 per Share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase (as amended or supplemented from time to time, the "Offer to Purchase") and the related Letter of Transmittal (the "Letter of Transmittal," which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the "Offer").

    Tendering stockholders who are record owners of the Shares and tender their Shares directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Sub pursuant to the Offer. Stockholders who hold their Shares through a broker or nominee should consult such institution as to whether it charges any service fees. Parent or Sub will pay all charges and expenses of American Stock Transfer & Trust Company, as depositary (the "Depositary"), and MacKenzie Partners, Inc., as information agent (the "Information Agent"), incurred in connection with the Offer. See Section 18 of this Offer to Purchase--"Fees and Expenses."

    The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration of the Offer, Shares representing at least a majority of the total outstanding voting securities of the Company on a fully-diluted basis after giving effect to the exercise, conversion or termination of all options, warrants, rights and securities exercisable or convertible into such voting securities (the "Minimum Tender Condition") and (2) the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") shall have terminated or expired and any consents, approvals and filings under any foreign antitrust law, the absence of which would prohibit the purchase of all Shares tendered pursuant to the Offer, shall have been obtained or made prior to the acceptance of Shares pursuant to the Offer. The Offer also is subject to certain other terms and conditions. See Sections 1, 15 and 16 of this Offer to Purchase.

    The Offer will expire at 12:00 midnight, New York City time, on May 17, 2001 (the "Expiration Date") unless the Offer is extended, in which case the Expiration Date will be the latest time and date the Offer, as extended, expires.

    The Offer is being made pursuant to an Agreement and Plan of Merger dated as of April 10, 2001, among the Company, Parent and Sub (the "Merger Agreement") pursuant to which, after completion of the Offer and satisfaction or waiver of certain conditions, Sub will be merged with and into the Company (the "Merger") and the Company will be the surviving corporation (the "Surviving Corporation"). On the effective date of the Merger (the "Effective Time"), each outstanding Share (other than Shares owned by Parent, Sub or any subsidiary or affiliate of Parent, Sub or the Company or held in the treasury of the Company or by stockholders who have properly perfected appraisal rights under Delaware state law) will by virtue of the Merger, and without any action by the holder thereof, be cancelled and converted into the right to receive $6.36 per Share in cash, or any higher price per Share paid pursuant to the Offer, without interest thereon (the "Merger Consideration"). The Merger Agreement is more fully described in
Section 11 of this Offer to Purchase entitled "The Merger Agreement; Other Arrangements." Certain United States federal income tax consequences of the exchange of the Shares pursuant to the Offer and the Merger, as the case may be, are discussed in Section 5 of this Offer to Purchase entitled "Material United States Federal Income Tax Considerations."

    The Company Board has by a unanimous vote of those directors present at the meeting (i) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement,
(ii) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the stockholders, (iii) recommended that stockholders accept the Offer and tender their Shares pursuant to the Offer, and (iv) recommended that the Company's stockholders approve and adopt the Merger Agreement.

    JPMorgan, a division of Chase Securities Inc., the Company's financial advisor ("JPMorgan"), has delivered to the Company Board a written opinion dated April 10, 2001 to the effect that, as of that date and based on and subject to the matters described in the opinion, the $6.36 per Share cash consideration to be received by the Company Stockholders in the Offer and the Merger, taken together, was fair to such holders from a financial point of view. A copy of JPMorgan's written opinion, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is contained in the Company's Solicitation/Recommendation Statement on
Schedule 14D-9 (the "Schedule 14D-9") concurrently filed with the Securities and Exchange Commission (the "SEC") on the date of the Offer to Purchase in connection with the Offer, a copy of which (without certain exhibits) is being furnished to stockholders of the Company concurrently herewith. Stockholders are urged to carefully read the full text of such opinion in its entirety.

    The Company has informed Sub that, as of April 10, 2001, there were 8,092,572 Shares issued and outstanding (excluding 39,200 Shares held in the Company's treasury), and there were 1,189,414 Shares reserved for issuance pursuant to outstanding options under the Company's employee stock option plans.

    As of the date of this Offer to Purchase, Parent may be deemed to beneficially own 2,893,040 Shares (approximately 36% of the Shares issued and outstanding) by virtue of its rights under the Stock Option and Tender Agreements entered into with the following Company stockholders: the Estate of Frank J. Olsen, Sr., Carol J. Robie, Martin A. Olsen, Gloria Olsen, Frank J. Olsen, Jr., Edward D. Sullivan, Bradford Venture Partners, L.P., and Overseas Private Investor Partners (the "Stockholders"). The Stock Option and Tender Agreements require each of the Stockholders to tender their respective Shares and to vote all of their respective Shares in favor of the Merger and against any alternative acquisition proposal. In addition, each Stockholder has granted Parent a proxy to vote their respective Shares and an option to purchase such Shares that is exercisable under certain conditions. See Section 11 of this Offer to Purchase--"The Merger Agreement; Other Arrangements."

    The Merger is subject to the satisfaction or waiver of certain conditions, including, among other things, the approval and adoption of the Merger Agreement by the requisite vote of the stockholders of the Company, if required. If the Minimum Tender Condition is satisfied, Sub would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of the Company. Under the Delaware General Corporation Law (the "DGCL") if, after consummation of the Offer, Sub owns at least 90% of the Shares then outstanding, Sub will be able to cause the Merger to occur without a vote of the Company's stockholders. However, if Sub owns less than 90% of the Shares then outstanding after consummation of the Offer, a vote of the Company's stockholders will be required under the DGCL to approve the Merger. The Company has agreed, if required, to duly call, give notice of, convene and hold a meeting of its stockholders, to be held as promptly as practicable after the expiration of the Offer for the purpose of obtaining stockholder approval of the Merger Agreement. See Section 11 of this Offer to Purchase--"The Merger Agreement; Other Arrangements."

    No appraisal rights are available in connection with the Offer. Stockholders may have appraisal rights in connection with the Merger if they comply with applicable Delaware state law and do not vote such Shares in favor of the Merger or, if no such vote is required, if they comply with the requirements of Delaware state law regarding the perfection of available appraisal rights. See
Section 17 of this Offer to Purchase--"Appraisal Rights."

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1.  TERMS OF THE OFFER.

    Upon the terms and subject to the conditions of the Offer (including the terms and conditions of any extension or amendment, if the Offer is extended or amended), Sub will accept for payment and pay the Offer Price for all Shares validly tendered and not properly withdrawn prior to the Expiration Date as permitted under Section 4 of this Offer to Purchase entitled "Withdrawal Rights."

    The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration of the Offer, Shares representing at least the Minimum Tender Condition and (2) the applicable waiting period (and any extension thereof) under the HSR Act shall have terminated or expired and any consents, approvals and filings under any foreign antitrust law, the absence of which would prohibit the purchase of all Shares tendered pursuant to the Offer shall have been obtained or made prior to the acceptance of Shares pursuant to the Offer. The Offer is also subject to certain other terms and conditions. See Sections 1, 15 and 16 of this Offer to Purchase.

    Subject to the limitations set forth in this Offer, the Merger Agreement and the applicable rules and regulations of the SEC described below, Sub reserves the right, at any time and from time to time in its sole discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right, if any, of a tendering stockholder to withdraw such stockholder's Shares. See Section 4 of this Offer to Purchase--"Withdrawal Rights." There can be no assurance that Sub will exercise its right to extend the Offer.

    Sub has agreed that it will not, without the prior consent of the Company
(a) reduce the number of Shares subject to the Offer or reduce or waive the Minimum Tender Condition, (b) reduce the per share consideration to be paid pursuant to the Offer below the Offer Price, (c) modify or add to the conditions set forth in Section 15 of this Offer to Purchase, (d) except as provided in the next paragraph, extend the Offer, or (e) change the form of consideration payable in the Offer.

    Pursuant to the Merger Agreement, Sub may, without the consent of the Company, (a) extend the Offer for up to forty-five (45) days, if at the initial scheduled expiration date of the Offer any of the conditions to Sub's obligation to purchase Shares are not satisfied or waived, until such time as such conditions are satisfied or waived, (b) extend the Offer, if all of the conditions to the Offer are satisfied or waived but the number of Shares validly tendered and not withdrawn is less than ninety percent (90%) of the then outstanding number of shares on a fully-diluted basis, for an aggregate period not to exceed twenty (20) business days (for all such extensions); provided that Sub shall immediately accept and promptly pay for all Shares tendered prior to the date of such an extension and shall otherwise meet the requirements of Rule 14d-11 under the Securities Exchange Act of 1934 (the "Exchange Act") in connection with each such extension, (c) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer, and (d) extend the Offer in increments of not more than twenty (20) business days, if at the initial scheduled expiration of the Offer (or any extension thereof) the waiting period (and any extension thereof) applicable to any of the transactions under the HSR Act shall not have been terminated or shall not have expired or any consents, approvals and filings under any foreign antitrust law, the absence of which would prohibit the consummation of the Merger, shall not have been obtained or made.

    The rights reserved in the foregoing paragraphs are in addition to any additional rights described in Section 15 of this Offer to Purchase entitled "Certain Conditions of the Offer."

    Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement. An announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the Offer, in accordance with the public announcement requirements of Rule 14e-1(d).

Subject to applicable law (including Rules 14d- 4(d), and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Sub may choose to make any public announcement, Sub shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

    Subject to the Merger Agreement, if Sub makes a material change in the terms of the Offer or the information concerning the Offer or waives any material condition of the Offer, Sub will disseminate additional tender offer materials (including by public announcement as set forth below) and extend the Offer to the extent required by Rules 14d-4(d) and 14e-1 under the Exchange Act. These rules generally provide that the minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In the SEC's view, an offer should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten (10) business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten (10) business day period from the date of the change is generally required to allow for adequate dissemination to stockholders. Accordingly, if, prior to the Expiration Date, Sub increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of the increase or decrease is first published, sent or given to holders of Shares, Sub will extend the Offer at least until the expiration of such tenth business day. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    Pursuant to, but subject to certain conditions in, the Merger Agreement, Sub has agreed to (i) accept for payment all Shares validly tendered and not properly withdrawn pursuant to the Offer as soon as permitted under applicable law, and (ii) pay for such Shares promptly thereafter.

    The Company has provided Sub with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.  ACCEPTANCE OF PAYMENT AND PAYMENT FOR SHARES.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Sub will accept for payment, purchase and pay for all Shares which have been validly tendered and not properly withdrawn pursuant to the Offer at the earliest time following expiration of the Offer when all conditions to the Offer described in Section 15 of this Offer to Purchase entitled "Certain Conditions of the Offer" have been satisfied or waived by Sub. Subject to the Merger Agreement and any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), Sub expressly reserves the right to delay the acceptance for payment of or the payment for any tendered Shares in order to comply in whole or in part with any applicable laws, including, without limitation, the HSR Act and similar foreign statutes and regulations. See Section 16 of this Offer to Purchase--"Certain Legal Matters; Regulatory Approvals."

    For purposes of the Offer, Sub will be deemed to have accepted for payment (and thereby purchased) Shares tendered and not properly withdrawn, if and when Sub gives oral or written notice to the Depositary of Sub's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purposes of receiving payments from Sub and transmitting payments to tendering stockholders. UNDER NO CIRCUMSTANCES WILL SUB PAY INTEREST ON THE PURCHASE PRICE FOR ANY SHARES ACCEPTED FOR PAYMENT, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT.

    The reservation by Sub of the right to delay the acceptance, purchase of or payment for Shares is subject to the terms of the Merger Agreement and the provisions of Rule 14e-1(c) under the Exchange Act, which requires Sub to pay the consideration offered or return the Shares deposited by or on behalf of tendering stockholders promptly after the termination or withdrawal of the Offer.

    In all cases, Sub will pay for Shares purchased in the Offer only after timely receipt by the Depositary of (i) the certificates representing the Shares (the "Share Certificates") or confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depositary Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3 of this Offer to Purchase entitled "Procedures for Accepting the Offer and Tendering Shares;" (ii) the appropriate Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal; and (iii) any other documents required under the Letter of Transmittal.

    "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which message states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Sub may enforce the Letter of Transmittal against the participant.

    If Sub does not purchase any tendered Shares pursuant to the Offer for any reason, or if a holder of Shares submits Share Certificates representing more Shares than are tendered, Share Certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3 of this Offer to Purchase entitled "Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

    If, prior to the Expiration Date, Sub increases the Offer Price, Sub will pay the increased Offer Price to all holders of Shares that are purchased in the Offer, whether or not the Shares were tendered before the increase in the Offer Price.

    Sub reserves the right to transfer or assign, in whole or in part, from time to time, to one or more direct or indirect subsidiaries of Parent, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Sub of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

VALID TENDERS

    To tender Shares pursuant to the Offer, a stockholder must comply with one of the following: (a) a properly completed and duly executed Letter of Transmittal in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, Share Certificates to be tendered and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, (b) such Shares must be properly delivered pursuant to the procedures for book-entry transfer, as described below, and a confirmation of such delivery received by the Depositary, which confirmation must include an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal, prior to the Expiration Date, or (c) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

BOOK-ENTRY TRANSFER

    The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

SIGNATURE GUARANTEES

    No signature guarantee is required on the Letter of Transmittal where Shares are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program and the New York Stock Exchange Medallion Signature Program, or any other "eligible guarantor institution" as defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing, an "Eligible Institution"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

    If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to a person other than the registered holder, or if a Share Certificate for unpurchased Shares is to be issued or returned to a person other than the registered holder, then the Share Certificate must be endorsed or accompanied by a duly executed stock power, in either case signed exactly as the name of the registered holder appears on the Share Certificate, with the signature on such Share Certificate or stock power guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

GUARANTEED DELIVERY

    If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, the stockholder's Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

    (i) the tender is made by or through an Eligible Institution;

    (ii) the Depositary receives, as described below, a properly completed and duly executed notice of guaranteed delivery (the "Notice of Guaranteed Delivery"), substantially in the form made available by Sub, on or prior to the Expiration Date; and

   (iii) the Depositary receives the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal, within three National Association of Securities Dealers Automated Quotation System trading days after the date of execution of such Notice of Guaranteed Delivery.

NOTICE OF GUARANTEED DELIVERY

    The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Sub.

    Notwithstanding any other provision of the Offer, Sub will pay for Shares only after timely receipt by the Depositary of: (i) Share Certificates representing, or Book-Entry Confirmation with respect to, the Shares, (ii) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and (iii) any other documents required by the Letter of Transmittal.

DETERMINATION OF VALIDITY

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Sub in its sole discretion, which determination will be final and binding on all parties. Sub reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Subject to the terms of the Merger Agreement, Sub also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any Shares of any particular stockholder of the Company, whether or not similar defects or irregularities are waived in the case of other stockholders of the Company.

    Subject to the Merger Agreement, Sub's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Parent, Sub, or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

APPOINTMENT AS PROXY

    By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of Sub as such stockholder's agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Sub and with respect to any and all other Shares or other securities or rights issued or issuable in respect of those Shares or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares, as the case may be. This appointment will be effective when, and only to the extent that, Sub accepts such Shares for payment. Upon such acceptance for payment, all other powers of attorney and proxies given by such stockholder with respect to such Shares and such other securities or rights prior to such payment will be revoked without further action, and no subsequent powers of attorney or proxies may be given, nor may any subsequent written consent be executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. With respect to the Shares for which the appointment is effective, the designees of Sub will be empowered to exercise all voting and other rights of such stockholder as the designees, in their sole discretion, may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, or by written consent in lieu of any such meeting or otherwise. In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, Sub or its designee must be able to exercise full voting rights to the extent permitted under applicable law with respect to such Shares.

TENDER CONSTITUTES BINDING AGREEMENT

    Sub's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between Sub and the tendering stockholder upon the terms and subject to the conditions of the Offer.

RISK OF LOSS

    Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary. The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested and properly insured is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

4.  WITHDRAWAL RIGHTS.

    Tenders of Shares made pursuant to the Offer are irrevocable, except that such Shares may be withdrawn (i) at any time prior to the Expiration Date and
(ii) at any time after Tuesday, June 19, 2001 (or such later date as may apply if the Offer is extended), unless accepted for payment by Sub pursuant to the Offer prior to that date. However, pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Shares tendered during any subsequent offering period and no withdrawal rights apply during a subsequent offering period with respect to Shares tendered in the Offer and accepted for payment. See Section 1 of this Offer to Purchase--"Terms of the Offer."

    If Sub extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Sub's rights under the Offer, the Depositary may nevertheless retain tendered Shares on behalf of Sub, and such Shares may not be withdrawn, except to the extent that tendering stockholders are entitled to and duly exercise their withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

    For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the

Shares to be withdrawn, the number of Shares to be withdrawn and (if Share Certificates have been tendered) the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates representing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in
Section 3 of this Offer to Purchase entitled "Procedures for Accepting the Offer and Tendering Shares," the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

    Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be considered not validly tendered for purposes of the Offer. However, withdrawn Shares may be tendered again at any time prior to the Expiration Date by following one of the procedures described in Section 3 of this Offer to Purchase entitled "Procedures for Accepting the Offer and Tendering Shares."

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Sub in its sole discretion, whose determination will be final and binding. None of Parent, Sub, or their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.  MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.

    The following is a summary of the material United States federal income tax consequences that are generally applicable to holders of Shares who exchange such Shares for cash pursuant to the Offer and to holders of Shares who exchange such shares for cash pursuant to the Merger. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, and judicial and administrative decisions, all of which are subject to change, possibly with retroactive effect. Holders of Shares should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular holders in light of their individual circumstances. For example, this discussion does not address the tax consequences of the Offer and the Merger to holders of Shares who are dealers in securities, foreign persons, or do not hold their Shares as capital assets. Nor does it address the tax consequences of the Offer or the Merger to holders of Shares who acquired such Shares through the exercise of employee stock options or otherwise as compensation or holders who are otherwise subject to special tax treatment under the Code (such as insurance companies, tax-exempt entities and regulated investment companies). In addition, the following discussion does not address the tax consequences of the Offer or the Merger to the holders of Shares under foreign, state, or local tax laws. Accordingly, all holders of Shares are urged to consult their own tax advisors to determine the particular tax consequences to them of the Offer and the Merger, including the applicable federal, state, local and foreign tax consequences.

    In general, the receipt of cash by the holders of Shares pursuant to the Offer and/or the Merger will constitute a taxable transaction for United States federal income tax purposes. For United States federal income tax purposes, a holder tendering Shares generally would recognize gain or loss in an amount equal to the difference between the amount of cash received by the holder pursuant to the Offer and/or the Merger and the holder's tax basis in the Shares. Generally, gain or loss must be calculated separately for each identifiable block of Shares (i.e., shares acquired at the same per share cost in a single transaction). Generally, a holder's gain or loss will be a capital gain or loss. Any such capital gain or loss will be long term if, as of the date of the disposition of its Shares, the holder held such Shares for more than one year. In the case of holders of Shares who are individuals, long-term capital gains are currently subject to tax at a generally more favorable tax rate (a maximum rate of 20%). There are limitations on the deductibility of capital losses.

    In general, a holder of a Company Employee Stock Option who, pursuant to the Offer and/or the Merger, has such option cancelled in exchange for a cash payment of an amount equal to the excess (if any) of the price per Share to be paid pursuant to the Offer and/or the Merger over the exercise price per Share subject to such option will, for United States federal income tax purposes, recognize ordinary income to the extent of such excess.

BACKUP UNITED STATES FEDERAL INCOME TAX WITHHOLDING.

    Under the United States federal income tax laws, the payments made by the Depositary to holders of Shares, pursuant to the Offer and/or the Merger may, under certain circumstances, be subject to backup withholding at a rate of 31%. To avoid backup withholding with respect to payments made pursuant to the Offer and/or the Merger, each holder must provide the Depositary with proof of an applicable exemption from backup withholding or a correct taxpayer identification number, and must otherwise comply with the applicable requirements of the backup withholding rules. The Letter of Transmittal provides instructions on how to provide the Depositary with information to prevent backup withholding with respect to cash received pursuant to the Offer and/or the Merger. See Instruction 9 of the Letter of Transmittal. Any amount withheld under the backup withholding rules is not an additional tax. Rather, the tax liability of the persons subject to backup withholding will be reduced by the amount of tax withheld.

    THE FOREGOING IS INTENDED AS A GENERAL SUMMARY ONLY. BECAUSE THE TAX CONSEQUENCES TO A PARTICULAR HOLDER MAY DIFFER BASED ON THAT HOLDER'S PARTICULAR CIRCUMSTANCES, EACH HOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE OFFER AND THE MERGER.

6.  PRICE RANGE OF SHARES.

    The Shares trade on the National Association of Securities Dealers Automated Quotation System under the symbol "FLMK." The following tables set forth, for the calendar quarters shown, the high and low closing sale prices for the Shares on the National Association of Securities Dealers Automated Quotation System based on published financial sources.

                          FOILMARK, INC. COMMON STOCK

                                                              HIGH CLOSE   LOW CLOSE
                                                              ----------   ---------
Calendar 1999
  First Quarter.............................................    2.4375       1.375
  Second Quarter............................................    2.875        1.4375
  Third Quarter.............................................    3.625        2.3125
  Fourth Quarter............................................    3.625        2.50
Calendar 2000
  First Quarter.............................................    4.4375       2.50
  Second Quarter............................................    4.0625       3.25
  Third Quarter.............................................    5.6875       3.625
  Fourth Quarter............................................    5.375        3.4062
Calendar 2001
  First Quarter.............................................    5.1875       2.875
  Second Quarter (through April 19, 2001)...................    6.40         2.8125

    In the Merger Agreement, the Company has represented to each of Parent and Sub that as of April 10, 2001, there were 8,092,572 Shares (excluding 39,200 Shares held in the Company's treasury). On April 10, 2001, the last full day of trading before the public announcement of the execution of the Merger Agreement, the closing price of the Shares on the National Association of Securities Dealers Automated Quotation System was $3.50 per Share. On April 19, 2001, the last full day of trading before the commencement of the Offer, the closing price of the Shares on the National Association of Securities Dealers Automated Quotation System was $6.27 per Share.

    Stockholders are urged to obtain a current market quotation for the Shares.

    The Company has never paid dividends on its capital stock, and the Merger Agreement prohibits the Company from declaring or paying any dividends, except for the payment of dividends or distributions by a wholly owned subsidiary of the Company to the Company, from the date of the Merger Agreement until the Effective Time.

7.  CERTAIN INFORMATION CONCERNING THE COMPANY.

    The Company is a Delaware corporation with its principal executive offices located at 5 Malcolm Hoyt Drive, Newburyport, Massachusetts 01950. The Company's business telephone is (978) 462-7300. The Company is a designer, developer, manufacturer and distributor of hot stamp foils (also referred to as thermal transfer films), holographic security and packaging products and pad printing machines and supplies. The Company has three reportable segments: thermal transfer film (TTF); holography; and pad printing machines and supplies. The Company's business groups within these segments are Holographic OVD Security Products, Holographic Packaging, TTF, Thermal Engineered Finishes (TEF) and Pad Print Machines and Supplies. The Company's products are manufactured in the U.S. and Canada.

    Holographic OVD security products consist of holographic thermal transfer films, pressure sensitive tamper-evident labels and heat seal laminates and films and are used to authenticate items such as drivers licenses, transaction cards, currency and high-end consumer packaging. Holographic packaging products consist of holographic packaging film, board/paper laminations and holographic TTF, which are used to enhance consumer packaging to increase perceived value and shelf appeal of consumer products. TTF consists of vacuum-metalized films used to enhance labels, book covers, greeting cards and cosmetic packaging. TEF consists of films with complex gravure patterns and simulate the look of woods and stones. Pad print machinery and supplies consist of marking enhancement machines which perform processes with ink decoration and supplies include rubber pads, inks, etched steel plates and silk screens.

    The Company has internal sales support personnel and outside sales representatives and manufacturer's sales representatives and markets its products through trade shows, advertising, public relations, telemarketing, direct mail and the Company's web site. Distributors sell the Company's products worldwide. The Company also sells its film through a direct sales force and indirectly through distributors. Pad printing machinery is sold directly or through manufacturer's representatives.

8.  CERTAIN INFORMATION CONCERNING PARENT AND SUB.

    Sub is a Delaware corporation and, to date, has engaged in no activities other than those incident to its formation and the Offer and the Merger. Sub is currently a wholly owned subsidiary of Parent. The principal executive offices of Sub are located at 3600 West Lake Avenue, Glenview, Illinois 60025 and Sub's telephone number is (847) 724-7500.

    Parent is a Delaware corporation with its principal executive offices located at 3600 West Lake Avenue, Glenview, Illinois 60025. The telephone number of Parent is (847) 724-7500. Parent is a $10 billion diversified manufacturer of highly engineered components and industrial systems. The company consists of approximately 600 decentralized operations in 43 countries and employs 55,300 people.

    The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of Parent and Sub and certain other information are set forth in
Schedule I to this Offer to Purchase.

    Except as described elsewhere in this Offer to Purchase, (i) none of Parent, Sub nor, to the best knowledge of Parent and Sub, any of the persons listed in
Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of Parent or Sub or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares; and (ii) none of Parent, Sub nor, to the best knowledge of Parent and Sub, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

    Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Parent, Sub nor, to the best knowledge of Parent and Sub, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

    Except as set forth in this Offer to Purchase, (i) none of Parent, Sub nor, to the best knowledge of Parent and Sub, any of the persons listed on
Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer, and (ii) there have been no contracts, negotiations or transactions between Parent or any of its subsidiaries or, to the best knowledge of Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

    None of the persons listed in Schedule I to this Offer to Purchase has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in
Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to federal or state securities laws, or a finding of any violation of federal or state securities laws.

9.  SOURCE AND AMOUNT OF FUNDS.

THE OFFER IS NOT CONDITIONED UPON ANY FINANCING ARRANGEMENTS.

    Parent and Sub estimate that the total amount of funds required to purchase all of the outstanding Shares that Parent or its affiliates do not own pursuant to the Offer and the Merger and to pay related fees and expenses will be approximately $55 million. Parent expects to obtain such funds from cash on hand and its other working capital sources.

10. BACKGROUND OF THE OFFER; PAST CONTACTS OR NEGOTIATIONS WITH THE COMPANY.

    In July of 2000, Foilmark retained JPMorgan, a division of Chase
Securities Inc. ("JPMorgan"), to advise on the Company's strategic alternatives. The Company Board considered various strategic alternatives and agreed that the Company should explore the possibility of a strategic transaction. The Company's management and JPMorgan identified and contacted approximately 60 parties to determine their interest in strategic transactions involving the Company. Thirty of these parties expressed an interst in a potential transaction and were sent confidential information memoranda after executing confidentiality agreements. By December of 2000, eight of these parties, including Parent, submitted preliminary indications of interest.

    In January of 2001, five of these parties conducted due diligence investigations. JPMorgan circulated a bid letter and a form of merger agreement for these parties to review and use as the basis for final proposals.

    In February of 2001, JPMorgan received final bids from Parent, another strategic bidder (the "Strategic Bidder") and a financial bidder (the "Financial Bidder").

    In February of 2001, JPMorgan made a presentation to members of the Company Board regarding the three final bids submitted, including Parent's. After evaluation of the three bids as to which bid was in the best interests of the Company and its stockholders, the Company Board agreed to pursue further discussions with Parent based on several factors, including Parent's knowledge of the Company, the likelihood of completing Parent's proposed transaction, and the proposed valuation and consideration offered by Parent.

    In March of 2001, negotiations on the terms of the Merger Agreement and related agreements commenced among Parent, the Company and their respective counsel. These negotiations covered all aspects of the transaction, including, among other things, the representations and warranties made by the parties, the restrictions on the conduct of their businesses, the conditions to completion of the Offer and the Merger, the provisions regarding termination, the details of the "no shop" clause, the amount, triggers and payment of the termination fee and the consequences of termination and the delivery and terms of the Stock Option and Tender Agreements.

    On March 15, 2001, the Strategic Bidder submitted a revised bid, increasing the offer price per Share from an indicated value of approximately $5.30 per Share to an indicated value of approximately $6.50 per Share (which represented approximately $2.65 in cash and 2.5 shares of common stock of the Strategic Bidder for each Share). The Strategic Bidder's revised bid was subject to the approval of the Strategic Bidder's stockholders and the cash component of the Strategic Bidder's revised bid was subject to a financing contingency and was not supported by financing commitments.

    On March 22, 2001, the Company Board held a special telephonic meeting during which the Company Board discussed the proposed business combination with Parent. Dechert and Hinckley, Allen & Snyder LLP ("Hinckley"), counsel to the Company, reviewed the background of the Company's discussions with Parent as well as the current status of negotiations and reviewed the terms of the proposed business combination transaction. Representatives of JPMorgan reviewed the financial terms of the transaction as proposed at that time. The Compny Board discussed the strategic, business and financial merits and the timing of the possible transaction with Parent and the terms of Parent's proposal, and directed management to continue negotiations with Parent.

    On March 23, 2001, subsequent to the completion of additional financial due diligence, Parent submitted a revised offer. The Company rejected the proposed revised offer.

    During the weeks of March 26 and April 2, 2001, Parent representatives and representatives from JPMorgan and certain members of the Company Board had a series of conversations to discuss the terms and assumptions of the most recently proposed offer.

    On April 6, 2001, Parent agreed to increase its offer to $6.36 per Share.

    On April 10, 2001, the Company Board held a special telephonic meeting to review the status of negotiations and discussions with Parent since the Company Board's March 22, 2001 meeting and reviewed revised drafts of the Merger Agreement and related agreements. Representatives of JPMorgan, Dechert and Hinckley also participated. Representatives of Dechert and Hinckley reviewed wth the Company Board the main legal principles applicable to the proposed business combination transaction (including the Board's fiduciary duties and authority in considering the transaction). Representatives of Dechert and Hinckley also reviewed in detail the principal terms of the proposed Merger Agreement and related agreements and summarized the remaining open issues and responded to questions by the Company Board. The Company Board reviewed and discussed the principal terms of the proposed transaction, including the price to be paid in the Offer, closing conditions, termination rights, the termination fee, the Stock Option and Tender Agreements and the Company's ability to consider alternative proposals. Also at this meeting, JPMorgan reviewed with the Company Board the financial terms of the transaction proposed at that time and a financial comparison of Parent's bid with the other bids received and delivered its opinion to the Company Board to the effect that, as of such date and based upon and subject to various considerations, the consideration to be received in the Offer and the Merger, taken together, was fair, from a financial point of view, to the holders of common stock of the Company. After further deliberation, the Company Board, by the unanimous vote of all directors present and voting at the meeting:

    - determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger and the Stock Option and Tender Agreements, are consistent with and in furtherance of the long-term business strategy of the Company and are advisable and are fair to and in the best interest of the Company and its stockholders;

    - approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger and the Stock Option and Tender Agreements and the transactions contemplated thereby;

    - resolved to recommend acceptance of the Offer and approval and adoption of the Merger Agreement by the Company's stockholders; and

    - authorized Frank J. Olsen, Jr. and Robert J. Simon to execute, on behalf of the Company, the Merger Agreement and such other documents that certain of the Company's officers find necessary or advisable in their sole discretion, together with any changes, deletions, additions and alterations which such officers approve consistent with the resolutions of the Company Board.

    On April 10, 2001, the Merger Agreement was executed by Parent, Sub and the Company, and Parent and the Company issued a joint press release announcing the transaction on April 11, 2001.

    On April 20, 2001, Parent and Sub commenced the Offer.

11. THE MERGER AGREEMENT; OTHER ARRANGEMENTS.

THE MERGER AGREEMENT

    The following is a summary of the material provisions of the Merger Agreement, a copy of which is filed as exhibit (d)(1) to the Tender Offer Statement on Schedule TO (the "Schedule TO") filed by Parent and Sub on
April 20, 2001 with the SEC in connection with the Offer. The following summary may not contain all of the information important to you, and is qualified in its entirety by reference to the Merger Agreement, which is deemed incorporated by reference in this Offer to Purchase. Accordingly, we encourage you to read the entire Merger Agreement. Capitalized terms used in this summary and not otherwise defined in this Offer to Purchase shall have the meanings set forth in the Merger Agreement.

    THE OFFER. The Merger Agreement provides that, following the satisfaction or waiver of the conditions of the Offer set forth in Section 15 of this Offer to Purchase entitled "Certain Conditions of the Offer," Sub will purchase all shares of Company Common Stock validly tendered and not withdrawn. Parent and Sub have agreed not to, without the prior consent of the Company (a) reduce the number of shares of Company Common Stock subject to the Offer or reduce or waive the Minimum Tender Condition, (b) reduce the consideration per share of Company Common Stock to be paid pursuant to the Offer below the Offer Price,
(c) modify or add to the conditions of the Offer, (d) except for the specific instances described below, extend the Offer, or (e) change the form of consideration payable in the Offer.

    Sub may, however, without the consent of the Company, extend the Offer
(a) for up to forty-five (45) days, if at the initial expiration date of the Offer any of the conditions to the Offer are not satisfied or waived, (b) for an aggregate of twenty (20) business days if all of the conditions to the Offer have been satisfied but less than ninety percent (90%) of the then outstanding number of shares have been validly tendered and not withdrawn, provided that Sub immediately accepts and promptly pays for all shares tendered prior to the date of the extension, (c) for any period required by any rule, regulation, interpretation or position of the SEC, or (d) in increments of not more than twenty business days, if at the expiration of the Offer, or any extension thereof, the Merger cannot be consummated because the waiting period under the HSR Act shall not have terminated or any foreign antitrust law approvals shall not have been obtained.

    DIRECTORS. The Merger Agreement provides that promptly after Sub purchases and pays for that number of shares of Company Common Stock which represents at least a majority of the Fully Diluted Shares, Sub shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board which is equal to the product of the total number of directors on the Company Board after giving effect to the directors designated pursuant to this sentence multiplied by the percentage that the number of shares of Company Common Stock so accepted for payment by Sub bears to total number of Fully Diluted Shares, and the Company shall, at such time, cause Sub's designees to be so appointed or elected. However, until the Effective Time, the Company shall retain as members of the Company Board at least two directors who were directors as of the date of the Merger Agreement. Following the election or appointment of Sub's designees and prior to the Effective Time, any amendment or termination of the Merger Agreement, extension for the performance or waiver of the obligations of Parent or Sub or waiver of the Company's rights under the Merger Agreement, requires the concurrence of each member of the Company Board who was a member on the date of the Merger Agreement.

    THE MERGER. The Merger Agreement provides that, following satisfaction or waiver of the conditions set forth in the Merger Agreement, Sub shall be merged with and into the Company in accordance with the DGCL, with the Company surviving and becoming a wholly owned subsidiary of Parent. Each issued and outstanding share of Company Common Stock (other than shares owned by the Company, the Company Subsidiaries, Parent or Sub or stockholders, if any, who are entitled to and who exercise their appraisal rights under the DGCL) will be converted into the right to receive Merger Consideration, without interest.

    COMPANY STOCK OPTIONS. Each Company Employee Stock Option outstanding immediately prior to the Effective Time, whether or not then vested, shall be canceled in exchange for a cash payment (subject to any required withholding of Taxes and without interest) of an amount equal to the excess, if any, of the price per share of Company Common Stock to be paid pursuant to the Offer over the exercise price per share of Company Common Stock subject to such Company Employee Stock Option, multiplied by the number of shares of Company Common Stock that otherwise would have been issued upon exercise of such Company Employee Stock Option. In addition, each of the Company Option Plans and the Individual Options will be terminated and any provision in a Company Plan that provides for the issuance, transfer or grant of or an interest in the capital stock of the Company shall be deleted to ensure that after the Effective Time a holder of a Company Employee Stock Option or a participant in any Company Plan will not have any right to acquire capital stock of the Company or the Surviving Corporation.

    EMPLOYEE STOCK PURCHASE PLAN. The Company Board has agreed to take such actions under the Company's Amended and Restated Employee Stock Purchase Plan ("ESPP") as may be necessary or desirable in Parent's reasonable judgment to extend any Offering Period (as defined in the ESPP) pending on the date of the Merger Agreement until such time as the Merger Agreement may be terminated in accordance with its terms without the Offer or the Merger being consummated (as so extended, the "Pending Offering Period"). The extension of the Offering Period ensures that the Company's employees do not exercise any option to purchase shares of Company Common Stock granted under the ESPP during the term of the Merger Agreement. In addition, prior to Sub's first acceptance of shares of Company Common Stock in the Offer, the Company Board will take such actions as may be necessary or desirable in Parent's reasonable judgment to (i) cancel any Pending Offering Period without any further purchases of shares of Company Common Stock, (ii) refund all amounts contributed during the Pending Offering Period, and (iii) terminate the ESPP effective no later than the date of Sub's first acceptance of shares of Company Common Stock in the Offer. The Company Board has also made a determination that the consummation of the Offer constitutes a "change-in-control event" within the meaning of the ESPP.

    STOCKHOLDER APPROVAL. The DGCL requires that the Merger be adopted by the Company Board and, if the "short-form" merger procedure described below is not available, approved by the holders of a majority of the Company's outstanding voting securities. The Company Board unanimously adopted and approved the Offer, the Merger and the Merger Agreement by all members present. As a result, the only additional action that may be necessary to effect the Merger is approval of the Merger Agreement by the Company's stockholders if a "short-form" merger procedure is not available. If required by the DGCL, the Company will call and hold a special meeting of its stockholders as promptly as practicable following the consummation of the Offer for the purposes of considering and voting upon the adoption of the Merger Agreement. At any such meeting, all shares of Company Common Stock then owned by Sub or any other Subsidiary of Parent will be voted in favor of the approval of the Merger Agreement and the Merger. If Sub acquires through the Offer voting power with respect to at least a majority of the Fully Diluted Shares (which would be the case if the Minimum Tender Condition were satisfied and Sub were to accept for payment shares of Company Common Stock tendered pursuant to the Offer), Sub will have sufficient voting power to effect the Merger without the affirmative vote of any other stockholder of the Company.

    The DGCL also provides for a "short-form" merger procedure if a corporation owns at least 90% of the outstanding shares of each class of voting stock of a corporation. A "short-form" merger may be consummated without prior notice to, or the approval of, the other stockholders. Accordingly, if, as a result of the Offer, Sub or any other Subsidiary of Parent acquires or controls the voting power of at least 90% of the outstanding shares of Company Common Stock, Sub intends to effect the Merger without prior notice to, or any action by, any other stockholder of the Company.

    CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The Merger Agreement provides that the respective obligations of each party to effect the Merger is subject to the satisfaction or waiver of the following conditions:
(i) if required, the Company shall have obtained the Company Stockholder Approval; (ii) the waiting period under the HSR Act shall have been terminated or shall have expired and any consents, approvals and filings under any foreign antitrust law, the absence of which would prohibit the consummation of Merger, shall have been obtained or made; (iii) no temporary restraining order, preliminary or permanent injunction or other Order or other legal restraint or prohibition preventing or imposing any conditions or limitations on the consummation of any of the Transactions shall be in effect; and (iv) Sub shall have accepted shares of Company Common Stock for payment pursuant to the Offer, provided that this condition shall not be applicable if, in breach of the Merger Agreement or the terms of the Offer, Sub fails to purchase shares of Company Common Stock validly tendered and not withdrawn.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains customary representations and warranties of the parties which expire as of the Effective Time. These include representations and warranties of the Company with respect to, among other things, organization, standing and power; company subsidiaries and equity interests; capital structure; authorizations, validity of the Merger Agreement and necessary action; no conflicts and consents; SEC documents, financial statements and undisclosed liabilities; information supplied; absence of certain changes or events; taxes; benefit plans, ERISA compliance and excess parachute payments; litigation; compliance with applicable laws;

contracts and debt instruments; guarantees; intellectual property; takeover laws; affiliate transactions; environmental, health and safety; real and personal property; insurance; compensation; certain advances; licenses and permits; copies of certain documents; underlying documents; risk management instruments; brokers, fees and expenses; and opinion of financial advisor.

    The Merger Agreement also contains customary representations and warranties of Parent and Sub, including among other things, organization, standing and power; financing; ownership of Company Common Stock; authorization, validity of the Merger Agreement and necessary action; no conflicts and consents; information supplied; brokers; and litigation.

    CONDUCT OF BUSINESS BY THE COMPANY. The Merger Agreement provides that from the date of the Merger Agreement until the Effective Time the Company will, and will cause each of its Subsidiaries to, conduct its business in the ordinary and usual course of business and, except for matters expressly permitted by the Merger Agreement or disclosed in the Company Disclosure Letter, the Company will not, and will not permit its Subsidiaries to, do any of the following without the prior written consent of Parent: (i) (A) declare, set aside or pay any dividends, (B) split, combine or reclassify any of its capital stock,
(C) purchase, redeem or otherwise acquire any shares of capital stock or
(D) adopt a plan of complete or partial liquidation or otherwise reorganize its operations; (ii) issue, deliver, sell or grant any securities of any kind, other than the issuance of Company Common Stock upon the exercise of Company Employee Stock Options outstanding on the date of the Merger Agreement; (iii) amend its organizational documents; (iv) acquire any business, assets or any Person in any manner; (v) (A) grant any increase in compensation, severance or termination pay, (B) enter into or amend any employment, consulting, indemnification, severance or termination agreement with any such present or former employee, officer or director, (C) enter into or amend in any material respect any collective bargaining agreement or Company Plan, (D) accelerate any rights or benefits, or make any material determinations under any collective bargaining agreement or Company Plan, (E) loan or advance money or other property in excess of $25,000 in the aggregate, to all present or former employees, officers or directors or (F) grant or amend any Company Employee Stock Option; (vi) make any change in accounting methods, principles or practices, except as required by a change in GAAP; (vii) sell or otherwise dispose of (or permit to become subject to any Lien, other than a Permitted Lien) any properties or assets;
(viii) (A) incur any indebtedness or guarantee any indebtedness of another Person or enter into any arrangement having the economic effect of any of the foregoing, or (B) make any loans, advances or capital contributions to, or investments in, any other Person; (ix) make any expenditures that, in the aggregate, are in excess of $250,000; (x) make any Tax election or settle or compromise any Tax liability or refund; (xi) (A) pay, discharge or satisfy any claims, liabilities or obligations, other than payment, discharge or satisfaction in accordance with their terms, of liabilities reflected or reserved against in the most recent consolidated financial statements,
(B) cancel any material indebtedness or waive any claims or rights of substantial value or (C) waive the benefits of, or modify in any manner, any confidentiality, standstill or similar agreement to which it is a party;
(xii) amend any Material Contract involving amounts in excess of $100,000 or enter into any Material Contract; (xiii) authorize any of, or commit or agree to take any of, the foregoing actions; and (xiv) take any action that could reasonably be expected to result in any of the Company's representations and warranties becoming untrue or any condition to the Offer or the Merger not being satisfied in all material respects.

    REASONABLE BEST EFFORTS; NOTIFICATION. Each of the parties to the Merger Agreement have agreed, subject to the satisfaction or waiver of the conditions to the Merger, to use their respective reasonable best efforts to take all actions necessary, proper or advisable to consummate the Offer, the Merger and the other Transactions, including (i) obtaining all necessary consents and approvals from Governmental Entities, and making all necessary registrations and filings with any Governmental Entity, including under the HSR Act,
(ii) obtaining all necessary consents, approvals or waivers from third parties,
(iii) defending any lawsuit or other legal proceeding challenging the Merger Agreement or any other Transaction Agreement or the consummation of the Transactions, and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions.

    In addition, the Company and the Company Board have agreed to take all commercially reasonable action necessary to ensure that no state takeover statute or regulation is or becomes applicable, and if any state takeover statute or regulation should become applicable, take all commercially reasonable action necessary to ensure that the Offer, the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by the Transaction Agreements.

    Without Parent's prior written consent, the Company shall not (and will not allow any Company Subsidiary to), commit to any divestitures, licenses, hold separate arrangements or similar matters affecting business operating practices. If such divestitures, licenses, hold separate arrangements or similar matters are contingent on consummation of the Offer, the Company shall commit to, and shall use its reasonable best efforts to effect (and shall cause its Subsidiaries to commit to and use their reasonable best efforts to effect), any such divestitures, licenses, hold separate arrangements or similar matters. However, neither Parent nor any of its Subsidiaries shall be required to agree (with respect to Parent, the Company or any of their respective Subsidiaries) to any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business operating practices, if such actions would reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect.

    NO SOLICITATION. The Merger Agreement provides that until the earlier of the Effective Time or the termination of the Merger Agreement, the Company and the Company Subsidiaries shall not (and will use its best efforts to cause each of its and each of its Subsidiaries' officers, directors or management employees or any investment banker, financial advisor, attorney, accountant or other representatives retained by it or any of its Subsidiaries not to) directly or indirectly (i) solicit, encourage, engage in discussions or negotiate with, provide information with respect to the Company, enter into an agreement, or take any other action intended to facilitate any inquiry or effort relating to an Alternative Acquisition (an "Alternative Acquisition Proposal"), or
(ii) make or authorize any statement, recommendation or solicitation in support of any possible Alternative Acquisition. However, prior to Sub accepting any shares of Company Common Stock for payment pursuant to the Offer, the Company Board may, to the extent required by the its fiduciary obligations under Delaware law, in response to a proposal for an Alternative Acquisition (as defined below) that the Company Board determines, in good faith after consultation with independent counsel and an independent financial advisor, is or is reasonably likely to result in a Superior Company Proposal (as defined below), that was not solicited by the Company or otherwise resulted from a breach of the Merger Agreement (subject to providing prior written notice to Parent), (x) furnish information with respect to the Company to the Person or group making such Alternative Acquisition Proposal and its representatives pursuant to a confidentiality agreement with terms not materially more favorable than those applicable to Parent under the Confidentiality Agreement and
(y) participate in discussions and negotiations with such Person regarding such Alternative Acquisition Proposal.

    The Company Board may not (i) withdraw or modify its approval or recommendation of the Merger Agreement, the Offer or the Merger in a manner adverse to Parent or Sub, (ii) approve or permit the Company to enter into any letter of intent, agreement in principle, definitive agreement or similar agreement which is reasonably likely to lead to any Alternative Acquisition Proposal, (iii) approve or recommend any Alternative Acquisition Proposal or
(iv) propose, agree or resolve to take any of the foregoing actions. However, if prior to Sub's acceptance for payment of the Company Common Stock pursuant to the Offer, the Company Board receives a Superior Company Proposal and the Company Board determines in good faith, that it is necessary to do so in order to comply with its fiduciary obligations under Delaware law, the Company Board may, during such period, in response to a Superior Company Proposal that was unsolicited and did not otherwise result from a breach of its no solicitation covenant, withdraw or modify its approval or recommendation of the Offer, the Merger and the Merger Agreement and approve or recommend such Superior Company Proposal.

    The Company must, within 24 hours, advise Parent in writing of any Alternative Acquisition Proposal or any inquiry that could lead to any Alternative Acquisition Proposal, which writing shall include the identity of the Person making such Alternative Acquisition Proposal or inquiry and the material terms of any such Alternative Acquisition Proposal or inquiry. The Company has also agreed to keep Parent reasonably informed of the status of any Alternative Acquisition Proposal or inquiry and to provide to Parent copies of all material correspondence provided to or provided by the Company in connection with any Alternative Acquisition Proposal.

    "Alternative Acquisition" means any possible business combination with or any possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its capital stock or assets.

    "Superior Company Proposal" means any proposal made by a third party to acquire all or substantially all the equity securities or assets of the Company, on terms the Company Board determines in its good faith judgment (after consultation with a financial adviser, with only customary qualifications, and independent legal counsel) to be superior for the holders of the Company Common Stock, from a financial point of view, to the Offer and the Merger, taking into account all the terms and conditions of such proposal and the Merger Agreement, (including any proposal made by Parent to amend the terms of the Merger Agreement, the Offer and the Merger) including the likelihood of consummation.

    TERMINATION. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company:

        (a) by mutual written consent of Parent, Sub and the Company;

        (b) by either Parent or the Company:

            (i) if Sub has not accepted for payment any shares of Company Common
                Stock pursuant to the Offer on or before August 31, 2001 (the "Outside Date"), unless the failure to consummate the Merger is the result of a breach of the Merger Agreement by the party seeking to terminate the Merger Agreement;

            (ii) if any Governmental Entity issues an Order or takes any other action (that has become final and nonappealable) permanently enjoining, restraining or otherwise prohibiting the Merger;

           (iii) if Sub shall have failed to commence the Offer within ten business days following the date of the Merger Agreement or the Offer shall have terminated or expired without Sub having purchased any shares of Company Common Stock, provided that this right to terminate is not available to any party whose failure to fulfill its obligations under the Merger Agreement or the failure of whose representations and warranties to be true results in the failure of any such condition; or

            (iv) if the Company Stockholder Approval is not obtained;

        (c) by Parent, if Sub has not accepted for payment any shares of Company Common Stock pursuant to the Offer and the Company breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements contained in the Merger Agreement, and such breach or failure to perform gives rise to the failure of a condition to the Offer that cannot be cured within 30 days of receiving written notice from Parent (provided that Parent is not then in material breach of the Merger Agreement);

        (d) by Parent, if the Company Board withdraws or modifies in a manner adverse to Parent its approval or recommendation of the Offer, the Merger or the Merger Agreement or fails to recommend that its stockholders accept the Offer or give the Company Stockholder Approval or if the Company Board fails to reaffirm publicly and unconditionally its recommendation to the Company's stockholders within 10 business days of Parent's written request to do so;

        (e) by the Company, if Sub has not accepted for payment any shares of Company Common Stock pursuant to the Offer and the Company Board shall have finally determined to approve, endorse or recommend an Alternative Acquisition Proposal (provided the Company has paid or concurrently pays to Parent the Termination Fee described below); or

        (f) by the Company, if Sub has not accepted for payment any shares of Company Common Stock pursuant to the Offer and Parent or Sub breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements contained in the Merger Agreement and such breach or failure to perform gives rise to the failure of a condition to the Merger that cannot be cured within 30 days of receiving written notice from the Company (provided that the Company is not then in material breach of the Merger Agreement).

    Notwithstanding the foregoing, the Company cannot terminate the Merger Agreement until at least seventy-two hours have passed since the Company's written notice to Parent advising that the Company has received a Superior Company Proposal, the material terms such Superior Company Proposal and that the Company intends to accept such Superior Company Proposal.

    EFFECT OF TERMINATION; FEES AND EXPENSES. The Company shall pay to Parent a fee in an amount equal to $2,000,000 (the "Termination Fee") if the Merger Agreement is terminated under paragraphs (c)(but only with respect to a breach of its no solicitation covenant),(d) or (e) described above under "--Termination." If Parent receives the Termination Fee, such fee shall be Parent's exclusive remedy for any breach of the Company's representations, warranties or covenants contained in the Merger Agreement.

    INDEMNIFICATION; D&O INSURANCE. The Merger Agreement provides that all rights to indemnification in favor of the current or former directors, officers or employees of the Company and its Subsidiaries under their respective organizational documents (or in any indemnification agreement to which it is a party) for acts or omissions occurring prior to the Effective Time shall survive the Merger and continue for a period of not less than six years from the Effective Time.

    In addition, Parent shall maintain for a period of six years from the Effective Time the Company's current D&O Insurance policy to the extent that it provides coverage for events occurring prior to the Effective Time, provided the annual premium is not in excess of 150% of the last annual premium paid prior to the date of the Merger Agreement (the "Maximum Premium"). Parent may, however, satisfy its obligations by requesting that the Company extend coverage under its D&O Insurance by obtaining a six-year "tail" policy on terms and conditions no less advantageous than the existing D&O Insurance, provided the cost of such coverage does not exceed three times the Maximum Premium. Finally, Parent may satisfy its obligations under this provision if Parent's D&O Insurance provides (or is amended to provide) substantially similar coverage for events occurring prior to the Effective Time for persons who are directors and officers of the Company on the date of the Merger Agreement.

    CERTAIN EMPLOYEE MATTERS. Parent has agreed to maintain each Company Plan as in effect on the date of the Merger Agreement (other than the Company Option Plans and the ESPP) or provide plans with benefits no less favorable than those provided under each Company Plan for a period of one year after the Effective Time. If any employees of the Surviving Corporation become participants in any substitute plan, credit will be given to employees under such plan for all prior service with the Company for purposes of determining eligibility only.

GOING PRIVATE TRANSACTIONS.

    The Merger would have to comply with any applicable federal law operative at the time of its consummation including Rule 13e-3 under the Exchange Act which applies to certain "going private" transactions. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the Merger and the consideration offered to minority stockholders in the Merger be filed with the SEC and disclosed to stockholders prior to the consummation of the Merger. Sub does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer

CONFIDENTIALITY AGREEMENT.

    The following is a summary of certain provisions of the Confidentiality Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the

Confidentiality Agreement, a copy of which is filed with the SEC as Exhibit (d)(2) to the Schedule TO and incorporated herein by reference. Capitalized terms not otherwise defined below shall have the meanings set forth in the Confidentiality Agreement.

    The Confidentiality Agreement has a three-year term and provides that the Company will make available to Parent certain information concerning its business, financial condition, operations and assets (the "Evaluation Material") solely for purposes of evaluating the potential acquisition of all or any portion of the assets, securities or business of the Company. Parent has agreed to keep the Evaluation Material confidential, except for disclosure to its Representatives who need such information in order to evaluate the potential transaction.

STOCK OPTION AND TENDER AGREEMENTS.

    Parent has entered into Stock Option and Tender Agreements with the following Stockholders: The Estate of Frank J. Olsen, Sr., Carol J. Robie, Martin A. Olsen, Gloria Olsen, Frank J. Olsen, Jr., Edward D. Sullivan, Bradford Venture Partners, L.P., and Overseas Private Investor Partners (collectively, the "Stockholders"). The following is a summary of certain provisions of the Stock Option and Tender Agreements. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Stock Option and Tender Agreements, copies of which are filed with the SEC as Exhibits
(d)(3)-(9) to the Schedule TO and incorporated herein by reference. Capitalized terms not otherwise defined below shall have the meanings set forth in the Stock Option and Tender Agreements.

    The Stock Option and Tender Agreements require each of the Stockholders to tender their respective Shares to Parent as soon as practicable after commencement of the Offer. In addition, the Stockholders have granted Parent the Option to purchase all of their respective Shares for the higher of the Offer Price in cash or such higher price per Share in cash as Parent or any of its subsidiaries may offer to pay for Shares in the Offer, beginning on the date that the Merger Agreement is terminated after an Alternative Acquisition Proposal (as defined in the Merger Agreement) has been made, proposed, communicated or disclosed in any manner, and ending on the date (the "Expiration Date") that is the later of ten business days following (1) such termination of the Merger Agreement and (2) the receipt by Parent of any of the governmental consents or the expiration of any waiting periods which would otherwise prevent the consummation of the Merger. If Parent exercises the Option, but does not acquire a number of Shares representing at least the Minimum Tender Condition within twelve months after such exercise, and within such twelve-month period Parent sells the Shares acquired upon exercise of the Option pursuant to a merger, liquidation, reorganization or business combination involving the Company, then upon consummation of such disposition, Parent will pay to the Stockholders in cash the amount, if any, by which the consideration per Share received by Parent in the disposition exceeds the Offer Price (or such higher price per Share as Parent or any of its subsidiaries may offer to pay for Shares in the Offer), multiplied by the number of Shares sold in the disposition.

    The Stockholders have also agreed to vote all of their respective Shares in favor of approval of the Merger Agreement and the Merger and against any alternative acquisition. In addition, the Stockholders have granted Parent an irrevocable proxy to vote all of their respective Shares in favor of approval of the Merger Agreement and the Merger and against any alternative acquisition.

    The Stock Option and Tender Agreements may be terminated at any time (1) by mutual written consent of the parties, (2) by either party on or after the termination of the Merger Agreement other than pursuant to an Applicable Termination, or (3) by either party on or after the Expiration Date, provided that Parent's obligations with respect to any disposition within twelve months after exercise of the Options shall survive any such termination.

LETTER AGREEMENT WITH FRANK J. OLSEN, JR.

    On April 10, 2001, Parent entered into a letter agreement with Frank J. Olsen, Jr. which, subject to the consummation of the Merger, amends the terms and conditions of his employment agreement. Pursuant to the letter agreement, Parent agreed to honor the salary, bonus and other financial elements of Mr. Olsen's employment agreement and employ Mr. Olsen as a Vice President and General Manager of Parent. In addition, the letter agreement provides that, except in connection with a marked negative change in the scope of Mr. Olsen's duties from his position as Vice President, the Merger will not constitute a "change of control," "take-over transaction" or a "termination event" for purposes of the employment agreement.

    The summary of the terms of Mr. Olsen's letter agreement is qualified in its entirety by reference to the complete text of the letter agreement, which has been filed as Exhibit d(12) to the Schedule TO, and is incorporated herein by reference.

12. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY.

    PURPOSE OF THE OFFER. The purpose of the Offer is to acquire control of, and the entire common stock equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, Sub intends to consummate the Merger as soon as practicable following the satisfaction or waiver of each of the conditions to the Merger set forth in the Merger Agreement.

    PLANS FOR THE COMPANY. If at least enough Shares equal to the Minimum Tender Condition are purchased pursuant to the Offer, Parent will designate its representatives to be a majority of the Company Board. It is also expected that, initially following the Merger, the business operations of the Company will be continued by the surviving corporation substantially as they are currently being conducted. The directors of Sub will be the initial directors of the surviving corporation, and the officers of the Company will be the initial officers of the surviving corporation. Certain members of the Company's current management are not expected to continue with the surviving corporation following the Merger. Upon completion of the Offer and the Merger, Parent intends to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, policies, management and personnel. After such review, Parent will determine what actions or changes, if any, would be desirable in light of the circumstances which then exist.

    Except as described in this Offer to Purchase, neither Parent nor Sub has any present plans or proposals that would relate to or result in: (i) any extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, (ii) a purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any change in the Company Board or management, including, but not limited to, any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Company Board or to change any material term of the employment contract of any executive officer, (iv) any material change in the Company's capitalization, indebtedness or dividend policy, (v) any other material change in the Company's corporate structure or business, (vi) a class of securities being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, or (vii) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act. See Sections 11 and 13 of this Offer to Purchase--"The Merger Agreement; Other Arrangements" and "Certain Effects of the Offer," respectively.

13. CERTAIN EFFECTS OF THE OFFER.

    MARKET FOR THE SHARES. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than Sub. Sub cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

    STOCK QUOTATION. Listing the Shares on the National Association of Securities Dealers Automated Quotation System is voluntary, so the Company may terminate such listing at any time. Neither Parent nor Sub has any intention to cause the Company to seek to terminate the inclusion of the Shares on the National Association of Securities Dealers Automated Quotation System prior to the Merger. However, depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion on the National Association of Securities Dealers Automated Quotation System. According to its published guidelines, the National Association of Securities Dealers considers delisting the Shares if, among other things, the number of publicly held Shares, as the case may be, falls below 750,000 or the number of holders of round lots of Shares falls below 400. Shares held by officers or directors of the Company or their immediate families, or by any beneficial owner of more than 10% or more of the Shares, ordinarily will not be considered as being publicly held for this purpose. In the event the Shares are no longer eligible for listing on the National Association of Securities Dealers Automated Quotation System, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration of Shares under the Exchange Act as described below and other factors. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continued inclusion in the National Association of Securities Dealers Automated Quotation System, the market for the Shares could be adversely affected.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Such registration of the Shares may be terminated upon application of the Company to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 holders of record of the Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to
Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933 may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for inclusion on the National Association of Securities Dealers Automated Quotation System

    Sub believes that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act and it would be the intention of Sub to cause the Company to make an application for termination of registration of the Shares as soon as possible after successful completion of the Merger, if the Shares are then eligible for such termination.

    MARGIN REGULATIONS. The Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

14. DIVIDENDS AND DISTRIBUTIONS.

    The Merger Agreement provides that from the date of the Merger Agreement until the Effective Time, unless Parent has consented in writing, the Company may not declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock.

15. CERTAIN CONDITIONS OF THE OFFER.

    Notwithstanding any other term of the Offer or the Merger Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which would represent at least a majority of the Fully Diluted Shares (the "Minimum Tender Condition") and (ii) the waiting period (and any extension thereof) applicable to the purchase of Shares pursuant to the Offer under the HSR Act shall have been terminated or shall have expired and any consents, approvals and filings under any foreign antitrust law, the absence of which would prohibit the purchase of all Shares tendered pursuant to the Offer, shall have been obtained or made prior to the acceptance of Shares pursuant to the Offer. The term "Fully Diluted Shares" means all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise, conversion or termination of all options, warrants, rights and securities exercisable or convertible into such voting securities. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer, with the consent of the Company or if, at any time on or after the date of the Merger Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists:

        (a) there shall have been instituted or pending any suit, action or proceeding that has a reasonable likelihood of success, (i) challenging the acquisition by Parent or Sub of any Shares, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or any other transactions contemplated by the Merger Agreement or the Stock Option and Tender Agreements, or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, as a result of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or the Stock Option and Tender Agreements, (iii) seeking to impose limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any Shares, including the right to vote the Shares purchased by it on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and the subsidiaries of the Company, or (v) which otherwise is reasonably likely to have a material adverse effect on the ability of Parent or Sub to perform its obligations under the Merger Agreement or on the ability of Parent or Sub to consummate the Offer, the Merger or the other transactions or a material adverse effect on the business, assets and liabilities (taken together), results of operations, financial condition or prospects of the Company and its subsidiaries taken as a whole, or a material adverse effect on the ability of the Company to perform its obligations under the Merger Agreement or on the ability of the Company to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the Stock Option and Tender Agreements (a "Company Material Adverse Effect");

        (b) any statute, rule, regulation, legislation, interpretation, judgment, order or injunction shall be enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, or any consent or approval withheld with respect to the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or the Stock Option and Tender Agreements, by any Governmental Entity that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in paragraph (a) above;

        (c) except as disclosed in all Company SEC Documents that were filed and publicly available prior to the date of the Merger Agreement (the "Filed Company SEC Documents") or the letter, dated as of the date of the Merger Agreement, delivered by the Company to Parent and Sub (the "Company Disclosure Letter"), since the date of the most recent audited financial statements included in the Filed Company SEC Documents there shall have occurred any event, change, effect or development that, individually or in the aggregate, has had or is reasonably likely to have, a Company Material Adverse Effect, except where such event results, directly or indirectly, from (i) changes affecting the economy generally,
    (ii) changes affecting the industry in which the Company operates generally,
    (iii) the public announcement or pendency of the Offer, the Merger or the transactions contemplated by the Merger Agreement or the Stock Option and Tender Agreements, or (iv) compliance by the Company with any of the terms of the Merger Agreement;

        (d) (i) it shall have been publicly disclosed or Parent shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange
    Act) of more than 15% of the outstanding Shares has been acquired by another Person (including any group as defined in the Exchange Act) or (ii) the Company Board or any committee thereof shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Offer and the Merger Agreement or the Company Board or any committee thereof shall have resolved to take any of the foregoing actions;

        (e) any of the representations and warranties of the Company in the Merger Agreement shall not be true and correct as of the date of the Merger Agreement and as of such time as though made at such time, except (i) to the extent such representation and warranty expressly relates to a specific date (in which case on and as of such specific date), (ii) to the extent Parent had consented in writing to any supplement or amendment to the Company Disclosure Letter, or (iii) where the failure to be so true and correct would not, individually or in the aggregate, result in a Company Material Adverse Effect;

        (f) the Company shall have failed to perform in any respect any obligation or to comply in any respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement; except for such failures which would not, individually or in the aggregate, result in a Company Material Adverse Effect; or

        (g) the Merger Agreement shall have been terminated in accordance with its terms;

which, in the reasonable judgment of Sub or Parent, in any such case, and regardless of the circumstances giving rise to any such condition (including any action or inaction by Parent or any of its affiliates) makes it inadvisable to proceed with such acceptance for payment or payment.

    The foregoing conditions are for the sole benefit of Sub and Parent and may be asserted by Sub or Parent regardless of the circumstances giving rise to such condition or may be waived by Sub and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent, Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

16. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

    GENERAL. Sub is not aware of any material pending legal proceeding relating to the Offer. Based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, Sub is not aware of any governmental license or regulatory permit that is material to the Company's business that might be adversely affected by Sub's purchase of the Shares as contemplated herein or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the purchase or ownership of Shares by Sub or Parent as contemplated in the Offer. Should any such approval or other action be required, Sub currently contemplates that, except as described below under "State Takeover Statutes," such approval or other action will be sought. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approval were not obtained or such other action were not taken, adverse consequences might not result to the Company's business, or certain parts of the Company's business might not have to be disposed of, any of which could cause Sub to elect to terminate the Offer without the purchase of Shares under certain conditions. See
Section 15 of this Offer to Purchase--"Certain Conditions of the Offer."

    STATE TAKEOVER STATUTES. A number of states (including Delaware, where the Company is incorporated), have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. Except as described herein, Sub does not know whether any of these laws will, by their terms, apply to the Offer or the Merger or any other business combination between Sub or any of its affiliates and the Company. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger or other business combination, Sub believes that there are reasonable bases for contesting such laws. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

    Section 203 of the DGCL ("Section 203"), in general, prevents an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder. The Company Board has taken all appropriate action so that neither Parent nor Sub is or will be considered an "interested stockholder" pursuant to Section 203.

    Neither Parent nor Sub has determined whether any other state takeover laws or regulations will by their terms apply to the Offer or the Merger, and except as set forth above, neither Sub nor Parent have attempted to comply with any state takeover statutes in connection with the Offer or the Merger. Sub and Parent reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action taken by Parent or Sub in connection with the Offer is intended as a waiver of that right. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Sub might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Sub might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, Sub may not be obligated to accept for payment or pay for any tendered Shares. See Section 16 of this Offer to Purchase--"Certain Conditions of the Offer."

ANTITRUST IN THE UNITED STATES

    Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

    Pursuant to the requirements of the HSR Act, Sub filed a Notification and Report Form with respect to the Offer and Merger with the Antitrust Division and the FTC on April 11, 2001. The waiting period applicable to the purchase of Shares pursuant to the Offer is scheduled to expire at 11:59 p.m., New York City time, fifteen days after such filing. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from Sub. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, on the tenth day after substantial compliance by Sub with such request. Thereafter, such waiting period can be extended only by court order.

    Any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4 of this Offer to Purchase--"Withdrawal Rights." If Sub's purchase of Shares is delayed pursuant to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, the Offer will be extended in certain circumstances. See Section 15 of this Offer to Purchase--"Certain Conditions of the Offer."

    The Antitrust Division and the FTC scrutinize the legality under the antitrust laws of transactions such as the purchase of Shares by Sub pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Parent or the Company. Private parties (including individual states) may also bring legal actions under the antitrust laws of the United States. Sub does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 15 of this Offer to Purchase--"Certain Conditions of the Offer," including conditions with respect to litigation and certain governmental actions and Section 11 of this Offer to Purchase--"The Merger Agreement; Other Arrangements" for certain termination rights.

FOREIGN REGULATORY MATTERS.

    Completion of the transaction also may require certain approvals by foreign regulatory authorities. The parties conduct business in a number of foreign countries. Under the laws of certain foreign nations and multinational authorities, the transaction may not be completed unless certain filings are made with these nations' antitrust regulatory authorities or multinational antitrust authorities and these antitrust authorities approve or clear closing of the transaction. Other foreign nations and multinational authorities have voluntary and/or post-merger notification systems. Should any such approval or action be required, the parties currently contemplate that such approval or action would be sought.

    Although the parties believe that they will obtain all material required regulatory approvals in a timely manner, it is not certain that all such approvals will be received in a timely manner or at all or that foreign or multinational antitrust authorities will not impose unfavorable conditions for granting the required approvals.

17. APPRAISAL RIGHTS.

    No appraisal rights are available in connection with the Offer.

    If Sub acquires at least 90% of the Shares pursuant to the Offer, the Merger may be consummated without a stockholders' meeting and without the approval of the Company's stockholders.

    Holders of Shares at the Effective Time who do not wish to accept the Merger Consideration pursuant to the Merger will have the right to seek an appraisal and to be paid the "fair value" of their Shares at the Effective Time (exclusive of any element of value arising from the accomplishment or expectation of the Merger) judicially determined and paid to it in cash provided that such holder complies with the provisions of such Section 262 of the DGCL.

    The following is a brief summary of the statutory procedures to be followed in order to dissent from the Merger and perfect appraisal rights under Delaware law. This summary is not intended to be complete and is qualified in its entirety by reference to Section 262, the text of which is set forth in

Schedule II hereto. Any stockholder considering demanding appraisal is advised to consult legal counsel. Dissenters' rights, if any, will not be available unless and until the Merger (or a similar business combination) is consummated.

    Stockholders of record who desire to exercise their appraisal rights must fully satisfy all of the following conditions. A written demand for appraisal of Shares must be delivered to the Secretary of the Company (x) before the taking of the vote on the approval and adoption of the Merger Agreement if the Merger is not being effected without a vote of stockholders pursuant to Section 253 of the DGCL (a "short-form merger"), but rather is being consummated following approval thereof at a meeting of the Company's stockholders (a "long-form merger") or (y) within twenty days after the date that the Surviving Corporation mails to the stockholders a notice (the "Notice of Merger") to the effect that the Merger is effective and that appraisal rights are available (and includes in such notice a copy of Section 262 and any other information required thereby) if the Merger is being effected as a short-form merger without a vote or meeting of the Company's stockholders. If the Merger is effected as a long-form merger, this written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the approval and adoption of the Merger Agreement, and neither voting against, abstaining from voting, nor failing to vote on the Merger Agreement will constitute a demand for appraisal within the meaning of Section 262. In the case of a long-form merger, any stockholder seeking appraisal rights must hold the Shares for which appraisal is sought on the date the demand is made and, continuously hold such Shares through the Effective Time, and otherwise comply with the provisions of Section 262.

    In the case of both a short-form merger and a long-form merger, a demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the Share Certificates. If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner.

    A record owner, such as a broker, who holds Shares as a nominee for others, may exercise appraisal rights with respect to the Shares held for all or less than all beneficial owners of Shares as to which the holder is the record owner. In such case the written demand must set forth the number of Shares covered by such demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Shares outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the date of any meeting of stockholders of the Company called to approve the Merger in the case of a long-form merger and within twenty days following the mailing of the Notice of Merger in the case of a short-form merger.

    Stockholders who elect to exercise appraisal rights must mail or deliver their written demands to: Secretary, Foilmark, Inc., 5 Malcolm Hoyt Drive, Newburyport, Massachusetts 01950. The written demand for appraisal should specify the stockholder's name and mailing address, the number of Shares covered by the demand and that the stockholder is thereby demanding appraisal of such shares. In the case of a long-form merger, the Company must, within ten days after the Effective Time, provide notice of the Effective Time to all stockholders who have complied with Section 262 and have not voted for approval and adoption of the Merger Agreement.

    In the case of a long-form merger, stockholders electing to exercise their appraisal rights under Section 262 must not vote for the approval and adoption of the Merger Agreement or consent thereto in writing. Voting in favor of the approval and adoption of the Merger Agreement, or delivering a proxy in connection with the stockholders meeting called to approve the Merger Agreement (unless the proxy votes against, or expressly abstains from the vote on, the approval and adoption of the Merger

Agreement), will constitute a waiver of the stockholder's right of appraisal and will nullify any written demand for appraisal submitted by the stockholder.

    Regardless of whether the Merger is effected as a long-form merger or a short-form merger, within 120 days after the Effective Time, either the Company or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of the dissenting stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the Shares owned by such stockholders, determining the fair value of such Shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger which throw any light on future prospects of the merged corporation...." The Delaware Supreme
Court has construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." However, the court noted that Section 262 provides that fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger."

    Stockholders who in the future consider seeking appraisal should have in mind that the fair value of their Shares determined under Section 262 could be more than, the same as, or less than the Merger Consideration if they do seek appraisal of their Shares, and that opinions of investment banking firms as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. Moreover, Parent intends to cause the Surviving Corporation to argue in any appraisal proceeding that, for purposes thereof, the "fair value" of the Shares is less than that paid in the Offer. The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all Shares entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

    Any stockholder who has duly demanded appraisal in compliance with
Section 262 will not, after the Effective Time, be entitled to vote for any purpose the Shares subject to such demand or to receive payment of dividends or other distributions on such Shares, except for dividends or other distributions payable to stockholders of record at a date prior to the Effective Time.

    At any time within 60 days after the Effective Time, any former holder of Shares shall have the right to withdraw his or her demand for appraisal and to accept the Merger Consideration. After this period, such holder may withdraw his or her demand for appraisal only with the consent of the Company as the Surviving Corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the Effective Time, stockholders' rights to appraisal shall cease and all stockholders shall be entitled to receive the Merger Consideration. Inasmuch as the Company has no obligation to file such a petition, and Parent has no present intention to cause or permit the Surviving Corporation to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

    Failure to take any required step in connection with the exercise of appraisal rights may result in the termination or waiver of such rights.

    APPRAISAL RIGHTS CANNOT BE EXERCISED AT THIS TIME. THE INFORMATION SET FORTH ABOVE IS FOR INFORMATIONAL PURPOSES ONLY WITH RESPECT TO ALTERNATIVES AVAILABLE TO STOCKHOLDERS IF THE MERGER IS CONSUMMATED. STOCKHOLDERS WHO WILL BE ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER WILL RECEIVE ADDITIONAL INFORMATION CONCERNING APPRAISAL RIGHTS AND THE PROCEDURES TO BE FOLLOWED IN CONNECTION THEREWITH BEFORE SUCH STOCKHOLDERS HAVE TO TAKE ANY ACTION RELATING THERETO.

    STOCKHOLDERS WHO SELL SHARES IN THE OFFER WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE PRICE PAID IN THE OFFER THEREFOR.

    The foregoing summary of the rights of objecting stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders of the Company desiring to exercise any available dissenters' rights. The foregoing summary is qualified in its entirety by reference to
Section 262. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of the DGCL.

18. FEES AND EXPENSES.

    Parent and Sub have retained MacKenzie Partners, Inc. to be the Information Agent and American Stock Transfer & Trust Company to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws. Neither Parent nor Sub will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Sub for customary mailing and handling expenses incurred by them in forwarding Offering materials to their customers.

19. MISCELLANEOUS.

    Neither Sub nor Parent is aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If either Sub or Parent becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Parent and Sub will make a good faith effort to comply with that state statute. If, after a good faith effort, Sub and Parent cannot comply with the state statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Sub by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR SUB NOT CONTAINED HEREIN IN THE OFFER DOCUMENTS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Sub has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the

Company has filed with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendations of the Company Board with respect to the Offer and the reasons for such recommendations and furnishing certain additional related information.

                            DUDLEY ACQUISITION INC.

April 20, 2001

                                  SCHEDULE I:
               DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND SUB

1.  DIRECTORS AND EXECUTIVE OFFICERS OF PARENT.

    The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Parent. Unless otherwise indicated below, each occupation set forth opposite each person refers to employment with Parent. Unless otherwise indicated, the business address of each such person is c/o Illinois Tool Works Inc. at 3600 West Lake Avenue, Glenview, Illinois 60025 and each such person is a citizen of the United States.

DIRECTORS AND
EXECUTIVE OFFICERS                    PRESENT PRINCIPAL AND FIVE-YEAR EMPLOYMENT HISTORY
------------------               ------------------------------------------------------------
W. James Farrell                 Director, Chairman and Chief Executive Officer. W. James
                                 Farrell, 58, has been Chairman of Parent since 1996 and
                                 Chief Executive Officer of Parent since 1995. Mr. Farrell
                                 served as President of Parent from 1994 until 1996 and as
                                 Executive Vice President of Parent from 1983 until 1994. He has 35 years of service with Parent. He is a director of
                                 Allstate Insurance Company, Sears, Roebuck & Co., The Quaker
                                 Oats Company and the Federal Reserve Bank of Chicago. Mr.
                                 Farrell has served as a director of Parent since 1995.

William F. Aldinger III          Director. William F. Aldinger III, 53, has served as the
                                 Chairman and Chief Executive Officer of Household
                                 International, Inc., a consumer finance company, since 1994.
                                 The address of Household International, Inc. is 2700 Sanders
                                 Road, Prospect Heights, Illinois 60070. Mr. Aldinger serves on the boards of Household International, Inc., Household
                                 Finance Company and MasterCard International. Mr. Aldinger
                                 has served as a director of Parent since 1998.

Michael J. Birck                 Director. Michael J. Birck, 63, has served as the Chairman of Tellabs, Inc. since September 2000. Mr. Birck founded
                                 Tellabs and served as President and Chief Executive Officer from 1975 to September 2000. Tellabs designs, manufactures, markets and services voice and data equipment. The address of Tellabs is 4951 Indiana Avenue, Lisle, Illinois 60532.
                                 Mr. Birck is a director of Molex, Inc. and Tellabs, Inc. Mr.
                                 Birck has served as a director of Parent since 1996.

Marvin D. Brailsford             Director. Marvin D. Brailsford, 62, has been Vice President of Kaiser-Hill Company LLC, a construction and environmental services company, since 1996. The address of Kaiser-Hill
                                 Company LLC is Rocky Flats Environmental Site, P.O. Box
                                 464-Building 115, Golden, Colorado 80402-0464.
                                 Mr. Brailsford retired from the United States Army with the rank of Lieutenant General after 33 years of service. Mr.
                                 Brailsford has served as a director of Parent since 1996.

H. Richard Crowther              Director. H. Richard Crowther, 68, was the Vice Chairman of
                                 Parent from 1990 to 1995 and Executive Vice President of
                                 Parent from 1983 through 1989. Mr. Crowther had 36 years of service with Parent prior to his retirement. He is a
                                 director of Actuant Corporation. Mr. Crowther has served as a director of Parent since 1995.

Don H. Davis, Jr.                Director. Don H. Davis, Jr., 61, has been Chairman of the
                                 Board of Rockwell International Corporation, a manufacturer of aviation electronics and automotive equipment, since 1998 and Chief Executive Officer of Rockwell International
                                 Corporation since 1997. He was President and Chief Operating
                                 Officer of Rockwell International Corporation from 1995 to
                                 1997. The address of Rockwell International Corporation is
                                 777 East Wisconsin Avenue, Suite 1400, Milwaukee, Wisconsin
                                 53202. He is a director of Rockwell International
                                 Corporation, Ingram Micro Inc. and Apogent Technologies Inc.
                                 Mr. Davis has served as a director of Parent since 2000.

Robert C. McCormack              Director. Robert C. McCormack, 61, has been a Partner of
                                 Trident Capital LP, a venture capital firm, since 1993. The address of Trident Capital, L.P. is 272 East Deerpath, Suite
                                 304, Lake Forest, Illinois 60045. Mr. McCormack served as
                                 Assistant Secretary of the Navy from 1990 to 1993, Deputy
                                 Under Secretary of Defense from 1987 to 1990, and as
                                 Managing Director of Morgan Stanley & Co. Incorporated, an
                                 investment bank, from 1985 to 1987. He is a director of
                                 DeVry, Inc. and the Northern Trust Corporation and its
                                 subsidiary, The Northern Trust Company. Mr. McCormack has
                                 served as a director of Parent since 1993. He previously was a director of Parent from 1978 through 1987.

Harold B. Smith                  Director. Harold B. Smith, 67, has been Chairman of the
                                 Executive Committee of Parent since 1982. Mr. Smith is a
                                 director of W.W. Grainger Inc. and Northern Trust
                                 Corporation and its subsidiary, The Northern Trust Company.
                                 He is a trustee of The Northwestern Mutual Life Insurance
                                 Company. Mr. Smith has served as a director of Parent since
                                 1968.

Russell M. Flaum                 Executive Vice President. Russell M. Flaum, 50, has been
                                 employed by Parent in various elected executive capacities for more than five years.

David T. Flood                   Executive Vice President. David T. Flood, 49, was elected
                                 Executive Vice President of Parent in 2000. He joined Parent in 1976 and has held various management positions within the polymers, fluids and machined components businesses.
                                 Mr. Flood is a citizen of the United Kingdom.

Philip M. Gresh, Jr.             Executive Vice President. Philip M. Gresh, Jr., 52, was
                                 elected Executive Vice President of Parent in 2000. He
                                 joined Parent in 1989 and has held various sales, marketing and general management positions with the consumer packaging businesses.

Thomas J. Hansen                 Executive Vice President. Thomas J. Hansen, 52, was elected
                                 Executive Vice President of Parent in 1998. He joined Parent in 1980 and has held various management positions within
                                 Parent's automotive metal fasteners and components
                                 businesses.

Stewart S. Hudnut                Senior Vice President, General Counsel and Secretary.
                                 Stewart S. Hudnut, 61, has been employed by Parent in
                                 various elected executive capacities for more than five
                                 years.

John Karpan                      Senior Vice President, Human Resources. John Karpan, 60, has
                                 been employed by Parent in various elected executive
                                 capacities for more than five years.

Jon C. Kinney                    Senior Vice President and Chief Financial Officer. Jon C.
                                 Kinney, 58, has been employed by Parent in various elected executive capacities for more than five years.

Dennis J. Martin                 Executive Vice President. Dennis J. Martin, 50, was elected
                                 Executive Vice President of Parent in 1996. He joined Parent in 1991 and has held several management positions in the
                                 welding businesses.

Frank S. Ptak                    Vice Chairman. Frank S. Ptak, 57, has been employed by
                                 Parent in various elected executive capacities for more than five years.

James M. Ringler                 Vice Chairman. James M. Ringler, 55, was elected Vice
                                 Chairman in 1999. He joined Premark International in 1990
                                 where he served as President and Chief Operating Officer
                                 until May 1996. He served as Premark International's Chief
                                 Executive Officer and President from May 1996 to October
                                 1997, after which he served as Chairman of the Board, Chief
                                 Executive Officer and President until Premark
                                 International's merger with Parent in November 1999.

David B. Speer                   Executive Vice President, David B. Speer, 49, has been
                                 employed by Parent in various elected executive capacities for more than five years.

Allan C. Sutherland              Senior Vice President. Allan C. Sutherland, 37, was elected
                                 Senior Vice President of Parent in 1998. He joined Parent in
                                 1993 after serving as a senior tax manager with Ernst &
                                 Young and has served Parent in various capacities, most
                                 recently as Vice President of Leasing and Investments.

Hugh J. Zentmeyer                Executive Vice President. Hugh J. Zentmeyer, 54, has been
                                 employed by Parent in various elected executive capacities for more than five years.

2.  DIRECTORS AND EXECUTIVE OFFICERS OF SUB.

    The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Sub. Unless otherwise indicated below, each occupation set forth opposite each person refers to employment with Sub. Unless otherwise indicated, the business address of each such person is c/o Parent at Illinois Tool Works Inc. at 3600 West Lake Avenue, Glenview, Illinois 60025 and each such person is a citizen of the United States.

DIRECTORS AND
EXECUTIVE OFFICERS                    PRESENT PRINCIPAL AND FIVE-YEAR EMPLOYMENT HISTORY
------------------               ------------------------------------------------------------
Philip M. Gresh, Jr.             Director and President. Philip M. Gresh, Jr., 52, was
                                 elected Executive Vice President of Parent in 2000. He
                                 joined Parent in 1989 and has held various sales, marketing and general management positions with the consumer packaging businesses.

Stewart S. Hudnut                Director, Vice President and Secretary. Stewart S. Hudnut,
                                 61, has been employed by Parent in various elected executive capacities for more than five years.

Felix L. Rodriguez, Jr.          Director, Vice President and Treasurer. Felix L. Rodriguez,
                                 Jr., 45 joined Parent in November 2000 as Vice President and
                                 Treasurer. From January 1996 to September 1999,
                                 Mr. Rodriguez was Assistant Treasurer of Morton
                                 International Corporation. From June 1993 to December 1995,
                                 Mr. Rodriguez was Manager of International Finance of
                                 McDonald's Corporation.

Mark W. Croll                    Vice President. Mark W. Croll, 48, was elected Vice
                                 President of Patents and Technology of Parent in
                                 April 2000. Mr. Croll joined parent in January 1994.

Allan C. Sutherland              Vice President. Allan C. Sutherland, 37, was elected Senior
                                 Vice President of Parent in 1998. He joined Parent in 1993 after serving as a senior tax manager with Ernst & Young and has served Parent in various capacities, most recently as
                                 Vice President of Leasing and Investments.

Robert V. McGrath                Vice President, Tax. Robert C. McGrath, 61, has been Vice
                                 President, Tax of Parent for more than five years.
                                 Mr. McGrath joined Parent in July 1976.

                                  SCHEDULE II:
              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
                            DELAWARE CODE ANNOTATED
                             TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
               SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION
                          8 DEL. C. SECTION 262 (2000)

Section 262. Appraisal rights

        (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257,
    Section 258, Section 263 or Section 264 of this title:

           (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

           (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

           (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d) Appraisal rights shall be perfected as follows:

           (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

           (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the

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       corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within
    120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and
    (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection
    (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection
    (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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
    The Letter of Transmittal, Share Certificates and any other required documents should be sent by each stockholder or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:

                    AMERICAN STOCK TRANSFER & TRUST COMPANY
                      FACSIMILE COPY NUMBER: 718-234-5001
                       CONFIRM BY TELEPHONE: 718-921-8200

              BY FIRST CLASS MAIL, BY OVERNIGHT COURIER, BY HAND:
                   American Stock Transfer and Trust Company
                                 59 Maiden Lane
                               New York, NY 10038

    Questions and requests for assistance may be directed to the Information Agent at the address and telephone numbers as set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, or other related tender offer materials may be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                    The Information Agent for the Offer is:

                        [MACKENZIE PARTNERS, INC. LOGO]

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                      E-mail: proxy@mackenziepartners.com
                                       or
                         CALL TOLL FREE (800) 322-2885